Exhibit 10.1

AMENDED AND RESTATED SUPPLIER AGREEMENT

This Amended and Restated Supplier Agreement (this “Agreement”) effective as of April 24, 2025 (“Effective Date”) is between Venom-EV, a Wisconsin S Corporation with offices at 251 8th Street Monroe WI 53566 (“Buyer”), and Volcon, Inc., a Delaware C corporation with offices at 3121 Eagles Nest Street Suite 120. Round Rock, TX 78665 (“Supplier,” and together with Buyer, the “Parties,” and each, a “Party”). This Agreement amends and restates the Supplier Agreement dated February 25, 2025 between Buyer and Supplier (the “Original Agreement”).

RECITALS

A. Buyer is in the business of buying the Products (as defined below).

B. Supplier is in the business of marketing and reselling products similar to the Products in the Territory (as defined below).

C. Buyer desires to purchase the Products from its designated manufacturer and appoints Supplier as its exclusive representative for the procurement of the Products for Buyers sales to Customers (as defined below) in accordance with the terms and conditions of this Agreement.

D. Buyer desires to purchase the Products from Supplier and market and resell the Products to its Customers in accordance with the terms and conditions of this Agreement.

In consideration of the mutual covenants, terms and conditions set out in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

AGREEMENT

1. Definitions. Capitalized terms have the meanings set out in this Section I, or in the section in which they first appear in this Agreement.

1.1. “Affiliate” of an entity means any other entity or individual that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such entity.

1.2. “Authorized Dealer” means an entity that is in the business of reselling the Products that it may purchase or has purchased from Buyer and that sells such Products to End Users (as defined below).

1.3. “Control” (and with correlative meanings, the terms “Controlled by” and “under common Control with”) means, regarding any individual or entity, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of another entity, whether through the ownership of voting securities, by contract, or otherwise.

1.4. “Customer” means (a) Buyer’s Authorized Dealers; or (b) an End User

1.5. “End User” means an individual or entity that may purchase or has purchased the Product, directly or indirectly, from the Buyer for its own and its Affiliates’ internal use or consumption and not for resale.

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1.6. “Governmental Authority” means any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non- governmental regulatory authority, or quasi-governmental authority (to the extent that the rules, regulations, or orders of this organization or authority have the force of Law), or any arbitrator, court, or tribunal of competent jurisdiction.

1.7. “Intellectual Property Rights” means all industrial and other intellectual property rights, including but not limited to: (a) patents, patent applications, inventions, and trade secrets; (b) trademarks, service marks, trade dress, logos, trade or brand names, domain names, together with the goodwill symbolized by any of the foregoing; (c) works of authorship, expressions, designs, and design registrations, whether or not copyrightable, including copyrights and copyrightable works, software, and firmware; and (d) all other intellectual property rights, and all rights, interests, and protections that are associated with, equivalent or similar to, or required for the exercise of, any of the foregoing, however arising, in each case whether registered or unregistered and including all registrations and applications for, and renewals or extensions of, these rights or forms of protection under the Laws of any jurisdiction in any part of the world.

1.8. “Law” means any statute, law, ordinance, regulation, rule, code, constitution, treaty, common law, order, injunction, judgment, decree, or other requirement or rule of law, including those promulgated by any Governmental Authority.

1.9. “Manufacturer” means Whanlong, with manufacturing location in Bangkok, Thailand.

1.10. “Purchase Limit” means up to $2,000,000 of open purchase orders submitted by Buyer.

1.11. “Purchases” means the full payment by the Buyer for purchases submitted by Buyer to Supplier for Products.

1.12. “Products” means those products identified in Schedule 1, as it may be revised pursuant to Section 5.2 from time to time.

1.13. “Upon Retail” means the sale of product to dealerships, individuals, fleets or other commercial entities.

2. Appointment.

2.1. Appointment. Buyer hereby appoints Supplier, and Supplier hereby accepts the appointment, to act as Buyer’s supply representative of the Products to the Buyer during the Term (as defined below) in accordance with the terms and conditions of this Agreement. The Parties will mutually agree on the pricing for the Products in consultation with the Manufacturer. The Supplier will purchase Products, as determined by the Buyer, from the Manufacturer, of up to the Purchase Limit based on purchase orders submitted to the Supplier from the Buyer. Payment terms for Products will be net 100 days from the earlier of the date Products leave the Manufacturer’s facilities to Buyer or Upon Retail. Once payment for Products is received by Supplier, Buyer may place additional purchase orders for up to the Purchase Limit with approval by Supplier. Buyer shall pay 5% of the order price to Supplier, payable with the repayment for the Products on the earlier of: (i) Upon Retail or (ii) no later than 100 days from the date Products leave the Manufacturer’s facilities. The payment obligations of Buyer set forth in this section are referred to as the “Payment Obligations.”

Buyer will be responsible for all shipping costs, tariffs, duties and fees to import the Products to the Buyer’s delivery address and Supplier will provide all invoices to Buyer for such costs, if incurred, which shall be paid within 10 days of receipt. Buyer will assist Supplier with arrangement of shipping including any required documentation required to import the Products into the country specified by the Buyer. Buyer will be responsible for inspection and acceptance of Products from the Manufacturer and Buyer will be responsible for all costs associated with such inspection and acceptance. Buyer will be responsible for any regulatory requirements to sell Products to Customers including any penalties or fees incurred from any Governmental Authority. Buyer will be responsible for any Product liability claims resulting from the use of the Products by Customers.

The Buyer shall be responsible for all documentation needed for sale of Products to Customers including but not limited to product brochures, owner’s manual, service manuals, warning labels, product warranty, etc. The Buyer shall be responsible for the warranty to be provided to Customers with respect to the Products sold by Supplier. Each order of Products by the Buyer shall be made through a separate purchase order

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2.2 Security Interest, Pledge and Collateral.

2.2.1. Security Interest. To secure the prompt and complete payment of the Payment Obligations, the Buyer has hereby granted, conveyed, assigned, pledged, set over, and granted a continuing security interest in and does hereby grant, convey, assign, pledge, set over and grant a continuing security interest to the Supplier, and to its successors and assigns, all of its right, title and interest in and to the following, whether now existing or hereafter arising or acquired (collectively, the “Collateral”):

(a) all Products purchased under this Agreement as determined by each Product’s unique Vehicle Identification Number (“VIN”), and including any payments received from any Customer for a Customer’s purchase of Products purchased by the Buyer under this Agreement; and

(b) all Proceeds as defined in Section 9-102 the Uniform Commercial Code as in effect from time to time (the “UCC”)) and products of each of the foregoing, all books and records relating to the foregoing, all supporting obligations related thereto, and all accessions of and to, substitutions and replacements for, and rents, profits and products of, each of the foregoing, and any and all Proceeds of any insurance, indemnity, warranty or guaranty payable to the Buyer from time to time with respect to any of the foregoing.

2.2.2 Perfection of Pledge and Authorization to File.

(a) The Buyer shall, from time to time, as may be required by the Supplier with respect to all Collateral, promptly take all actions as may be requested by the Supplier to perfect the security interest of the Supplier in the Collateral, including, without limitation, with respect to all Collateral over which control may be obtained within the meaning of Section 8-106 of the UCC, the Buyer shall promptly take all actions as may be requested from time to time by the Supplier so that control of such Collateral is obtained and at all times held by the Supplier. All of the foregoing shall be at the sole cost and expense of the Buyer.

(b) The Buyer hereby irrevocably authorizes the Supplier at any time and from time to time to file in any relevant jurisdiction any financing statements and amendments thereto that contain the information required by Article 9 of the UCC of each applicable jurisdiction for the filing of any financing statement or amendment relating to the Collateral, without the signature of the Buyer where permitted by law. The Buyer agrees to provide all information required by the Supplier pursuant to this section promptly to the Lender upon request.

2.2.3 Further Assurances. The Buyer will execute and deliver such further documentation and take such further action as may be requested by the Supplier to carry out the provisions and purposes of this Agreement and to create, preserve, and perfect the liens of the Supplier in the Collateral.

3.	Intellectual Property.

The patent and trademark rights for the Products Purchased by the Buyer shall belong to the Buyer. The Supplier shall not apply for patent registration in any country without authorization.

3.1.	Ownership.

3.1.1.	Supplier acknowledges that, as between the Parties, Buyer owns and shall retain all right, title and interest in and to all worldwide Intellectual Property Rights embodied in the Products. Supplier shall not modify, cover, replace, change, or otherwise alter any branding on the Products, including the vehicle name, the model name, and/or any other logos or names without Buyer’s written approval. Supplier shall not use any Buyer names, trademarks, or logos (“Buyer Trademarks”) in any way without the prior written authorization of Buyer; and if provided with such authorization, Supplier shall comply with all Buyer branding guidelines, as provided by Buyer from time to time. Supplier shall not use any of Buyers’s Intellectual Property Rights, including the Buyers’s Trademarks, in any manner that may dilute, diminish, or otherwise damage Buyers’s rights and goodwill in any of Buyers’s Trademarks.

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3.1.2.	Buyer acknowledges that, as between the Parties, Supplier owns and shall retain all right, title and interest in and to all worldwide Intellectual Property Rights embodied in the Volcon brand or Volcon products. Buyer shall not use any Supplier names, trademarks, or logos (“Volcon Trademarks”) in any way without the prior written authorization of Supplier; and if provided with such authorization, Buyer shall comply with all Supplier branding guidelines, as provided by Supplier from time to time. Buyer shall not use any of Supplier’s Intellectual Property Rights, including the Volcon Trademarks, in any manner that may dilute, diminish, or otherwise damage Supplier’s rights and goodwill in any of Volcon Trademarks. Buyer shall not use the term “Volcon” in violation of Supplier’s intellectual property rights, including in Buyer’s name or associated with the advertising, buying, selling, or servicing of the Products.

3.2	Not used

3.3.	Trademark Policies.

3.3.1.	Supplier shall comply with all policies and rules for the use of the Buyer Trademarks issued by Buyer from time to time.

3.4.	Prohibited Acts. Each party shall not:

3.4.1.	take any action that interferes with any of the other party’s rights in or to the Trademarks or the other party’s Intellectual Property Rights or challenge any right, title, or interest of the other party in or to the Trademarks or represent that it owns any rights in the Trademarks;

3.4.2.	register any domain names that utilize any of the other party’s Trademarks;

3.4.3.	register or apply for registrations, anywhere in the world, for the other party’s Trademarks or any other trademark that is confusingly similar to the other party’s Trademarks, or use any mark that is confusingly similar to the other party’s Trademarks;

3.4.4.	engage in any action that may disparage, dilute the value of, or reflect negatively on the other party’s Trademarks;

3.4.5.	alter, obscure, or remove any of the Buyer’s Trademarks, or any proprietary rights notices, including trademark or copyright notices placed on any Products,

3.4.6.	use the other party’s Trademarks or in any other way, except as expressly permitted under this Agreement.

4.	Term and Termination.

4.1. Term. The term of this Agreement commences on the Effective Date and continues for a period of one (1) year, unless and until earlier terminated as provided under this Agreement (the “Initial Term”). Thereafter, it shall renew for additional successive 1-year terms unless and until either Party provides notice of its intent not to renew at least 90 days before the end of the then-current Term, or unless and until earlier terminated as provided under this Agreement (each a “Renewal Term” and together with the Initial Term, the “Term”). If either Party provides timely notice of its intent not to renew this Agreement, then unless earlier terminated in accordance with its terms, this Agreement terminates on the expiration of the then- current Term.

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4.2. Termination. Any termination under this section does not affect any other rights or remedies to which the terminating Party may be entitled and is effective on the non-terminating Party’s receipt of notice of termination or any later date set out in such notice. This Agreement may be terminated immediately upon notice by:

4.2.1.	either Party in the event of a breach of this Agreement by the other Party and the non-breaching Party has provided written notice to the breaching Party of such breach and the breaching Party has failed to cure such breach within 30 days after receipt of such notice;

4.2.2.	either Party if the other Party: (i) becomes insolvent or bankrupt, becomes unable to pay its debts as they fall due, or files a petition for voluntary or involuntary bankruptcy or under any other insolvency Law; (ii) makes or seeks to make a general assignment for the benefit of its creditors, seeks reorganization, winding- up, liquidation, dissolution, or other similar relief with respect to it or its debts; or (iii) applies for, or consents to, the appointment of a trustee, receiver, or custodian for a substantial part of its property.

4.3. Effect of Expiration or Termination.

4.3.1.	The expiration or termination of this Agreement does not affect any rights or obligations that: (i) are to survive the expiration or termination of this Agreement; or (ii) were incurred by the Parties before the expiration or termination (except as expressly provided herein).

4.3.2.	Subject to Supplier’s rights to sell any remaining Products held by Supplier on the termination date to the Buyer, on the expiration or termination of this Agreement:

4.3.2.1.	Supplier shall cease to represent itself as Buyer’s authorized representative for purchase of the Products and shall otherwise desist from all conduct or representations that might lead the public to believe that Supplier is authorized by Buyer to sell the Products.

5. Confidentiality.

5.1. Confidential Information. From time to time during the Term, the Parties may disclose (the Party disclosing any information hereunder, the “Disclosing Party”) or make available to the other Party (the Party receiving any information hereunder, the “Receiving Party”) information about its or its Affiliates’ business affairs, finances, products, services, forecasts, operations, processes, plans, confidential information relating to Intellectual Property Rights, trade secrets, third-party confidential information, and other sensitive or proprietary information; such information, as well as the terms of this Agreement, whether orally or in written, electronic or other form, and whether or not marked or otherwise identified as “confidential”, constitutes “Confidential Information” hereunder. Confidential Information excludes information that at the time of disclosure: (a) is or becomes part of the public domain other than as a result of, directly or indirectly, any breach of this section by Receiving Party or any of its Representatives (as defined below); (b) was known by or in the possession of Receiving Party or its Representatives at the time of disclosure; (c) is or becomes available to Receiving Party on a non-confidential basis from a third-party source, provided that such third party is not and was not prohibited from disclosing such Confidential Information; or (d) was or is independently developed by Receiving Party without reference to or use of any of Disclosing Party’s Confidential Information.

5.2. Protection of Confidential Information. Receiving Party shall protect and safeguard the confidentiality of the Disclosing Party’s Confidential Information with at least the same degree of care as Receiving Party would protect its own Confidential Information, but in no event with less than a commercially reasonable degree of care. Receiving Party shall not use Disclosing Party’s Confidential Information for any purpose other than to perform its obligations hereunder and shall not disclose Disclosing Party’s Confidential Information to any individual or entity at any time during the Term and for a period of 5 years after its expiration or termination. Notwithstanding the foregoing, Receiving Party may disclose Disclosing Party’s Confidential Information: (a) to Receiving Party’s and its Affiliates’ employees, officers, directors, shareholders, partners, managers, members, agents, contractors, attorneys, accountants, and financial advisors (“Representatives”) who have a need to know the Confidential Information for Receiving Party to perform its obligations hereunder; and (b) as may be required by Law, a court of competent jurisdiction, or any Governmental Authority if Receiving Party provides Disclosing Party prompt notice of such requirement to the extent legally permitted. Receiving Party shall be responsible for any breach of this Section caused by any of its Representatives. On the expiration or termination of this Agreement, Receiving Party shall promptly return to Disclosing Party all copies, whether in written, electronic, or other form or media, of Disclosing Party’s Confidential Information or destroy all such copies and certify in writing to Disclosing Party that it has complied with the requirements of this Section. In addition to all other remedies available at Law, Disclosing Party shall be entitled to seek injunctive relief for any violation or threatened violation of this Section.

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6. Indemnification.

6.1. Supplier Indemnification. Subject to the terms and conditions of this Agreement, Supplier shall, at its sole expense and upon Buyer’s written request, defend Buyer and its Affiliates, and their respective successors, assigns, directors, officers, employees, agents, consumers, Affiliates, and distributors of each of the foregoing, from and against any and all third party claims, actions, demands, legal proceedings, liabilities, damages, losses, judgments, authorized settlements, costs and expenses (“Claims”) arising out of or in connection with any actual or alleged: (1) Supplier’s breach of this Agreement; or (2) failure by Supplier to comply with any applicable law or regulation. If Buyer becomes aware of any such Claim for which Buyer shall seek indemnity from Supplier, Buyer shall provide Supplier with reasonably prompt notice of the Claim and reasonable cooperation in the defense thereof. Supplier shall not settle any such claim without Manufacturer’s prior written consent, which shall not be unreasonably withheld. Buyer shall have the right to have its own counsel participate in the defense of any such Claim at Buyer’s own expense.

6.2. Buyer Indemnification. Buyer shall, at its sole expense and upon Supplier’s written request, defend Supplier and its respective directors, officers and employees from and against any and all Claims, arising out of or in connection with any actual or alleged: (i) infringement and/or misappropriation by Buyer or by the Products of any proprietary right of any third party, (ii) Buyer’s breach of this Agreement; or (iii) product liability Claims arising out of the permitted and intended use of the Products; provided, however, that Buyer’s indemnity obligations shall not apply if the Claim is primarily based upon or directly related to Supplier’s breach of this Agreement. If Supplier becomes aware of any such Claim for which Supplier may seek indemnity from Buyer, Supplier shall provide Buyer with reasonably prompt notice of the Claim and reasonable cooperation in the defense thereof. Buyer shall not settle any such claim without Supplier’s prior written consent, which shall not be unreasonably withheld. Supplier shall have the right to have its own counsel participate in the defense of any such Claim at Supplier’s own expense; provided, however, that Buyer shall control the defense of the Claim.

6.3. Indemnification Exceptions. Notwithstanding anything to the contrary in this Agreement, neither Buyer or Supplier (as “Indemnifying Party”) is obligated to indemnify or defend a Supplier indemnified party or Buyer indemnified party (collectively, “Indemnified Party”), as the case may be, against any claim (whether direct or indirect) if the Claim or corresponding losses arise out of or result from, in whole or in part:

6.3.1.	the Indemnified Party’s gross negligence or more culpable act or omission (including recklessness or willful misconduct); or
6.3.2.	the Indemnified Party’s bad faith failure to comply with any of its material obligations set out in this Agreement.

6.4. Indemnification Procedures. If an Indemnified Party becomes aware of any claim, event, or fact that may give rise to a claim by the Indemnified Party against the Indemnifying Party for indemnification hereunder, the Indemnified Party shall promptly notify the Indemnifying Party. The Indemnified Party shall give Indemnifying Party exclusive control over the proceedings and reasonably cooperate in the investigation, settlement, and defense of such claims at the Indemnifying Party’s expense; provided that the Indemnified Party may, at its own expense, participate in such defense. The Indemnifying Party shall not enter into a settlement of such claim that does not include a full release of the Indemnified Party or involves a remedy other than the payment of money, without the Indemnified Party’s consent. If the Indemnifying Party does not promptly assume control over the defense of a claim as provided in this Section, the Indemnified Party may defend the claim in such manner as it may deem appropriate, at the cost and expense of the Indemnifying Party.

7. Miscellaneous.

7.1. Force Majeure. Neither Party shall be liable or responsible, nor be deemed to have defaulted under or breached this Agreement, for any failure or delay to perform any term under this Agreement due to acts of God; flood, fire, earthquake, pandemic, epidemic, or explosion; war, invasion, hostilities (whether war is declared or not), terrorist threats or acts; riot or other civil unrest; government order, law, or actions; embargoes or blockades; national or regional emergency; strikes, labor stoppages or slowdowns, or other industrial disturbances; shortage of adequate power or transportation facilities; acts or omissions of the other Party; and any actions, events, conditions, inactions or any other cause beyond such Party’s reasonable control. In the event of any such delay, the date for performance or delivery shall be extended for a period equal to the time lost by reason of delay.

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7.2. Relationship of the Parties. The Parties are independent contractors, and nothing in this Agreement shall be construed as creating an employer-employee relationship, a partnership, joint venture or other relationship between the Parties. Neither Party has any authority to assume or create obligations or liability of any kind on behalf of the other. Neither Party, by virtue of this Agreement, has any right, power, or authority to act or create an obligation, express or implied, on behalf of the other Party. Each Party assumes responsibility for the actions of their personnel under this Agreement and is solely responsible for their supervision, daily direction, and control, wage rates, withholding income taxes, disability benefits, or the manner and means through which the work under this Agreement is to be accomplished. Except as provided otherwise in this Agreement, Supplier has the sole discretion to determine Supplier’s methods of operation, accounting practices, personnel practices, and business strategy, practices, and methods.

7.3. Entire Agreement. This Agreement, including and together with any related exhibits, schedules, and attachments and any purchase orders, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained in this Agreement and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral.

7.4. Survival. Sections 1, 3-7 of this Agreement, as well as any other provision that, in order to give proper effect to its intent, should survive such expiration or termination, shall survive the expiration or termination of this Agreement.

7.5. Notices. All notices and demands of any kind which either party may be required to serve upon the other party under the terms of this Agreement shall be in writing and shall be served upon such other party by nationally recognized overnight courier providing a receipt for delivery, by certified or registered mail, postage prepaid, with return receipt requested, or by personal delivery at the applicable address set forth below or to such other address as that party may designate in writing. Notices will be deemed effective upon the date of receipt (or refusal of delivery).

Notice to Buyer:	Venom-EV
251 8th Street
Monroe WI 53566
Attn: Zach Kraus

Notice to Supplier:	Volcon, Inc.
3121 Eagles Nest St., Suite 120
Round Rock, TX 78665
Attn: John Kim john@volcon.com

7.6. Headings. The headings in this Agreement are for reference only and do not affect the interpretation of this Agreement.

7.7. Severability. The illegality, invalidity, or unenforceability of any provision of this Agreement (as determined by a court of competent jurisdiction) shall not affect the legality, validity, or unenforceability of the remaining provisions, and this Agreement shall be construed in all respects as if any illegal, invalid, or unenforceable provision were omitted.

7.8. Amendments. This Agreement shall not be modified or amended, in whole or in part, except by written amendment signed by both Parties.

7.9. Waiver. No waiver by either Party of a breach of any provision of this Agreement shall be effective unless made in writing by the waiving Party and no such waiver shall be construed as a waiver of any subsequent or different breach. No forbearance by a Party to seek a remedy for noncompliance or breach by the other Party shall be construed as a waiver of any right or remedy with respect to such noncompliance or breach.

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7.10. Cumulative Remedies. All rights and remedies provided in this Agreement are cumulative and not exclusive, and the exercise by either Party of any right or remedy does not preclude the exercise of any other rights or remedies that may now or later be available at law, in equity, by statute, in this or any other agreement between the Parties or otherwise.

7.11. Assignment. The parties shall not assign all or part of their rights or obligations under this “Agreement” without the prior written consent of the other party. Any assignment or authorization in violation of this clause shall be void. Any assignment or delegation shall not relieve the assignor or delegator of any obligations under this Agreement.

7.12. Successors and Assigns. This Agreement is binding on and inures to the benefit of the Parties and their respective successors and permitted assigns.

7.13. Rights of Third Parties. Except as expressly provided herein, a person who is not a party to this Agreement has no rights, benefits, obligations, or liabilities hereunder.

7.14. Governing Law and Venue. This Agreement will be governed by and construed in accordance with the laws of the State of Texas, excluding its body of law controlling conflict of laws. Any legal action or proceeding arising under this Agreement will be brought exclusively in the federal or state courts located in Williamson County, Texas and the parties hereby irrevocably consent to the personal jurisdiction and venue therein.

7.15. Counterparts. This Agreement may be executed by facsimile, PDF, or electronic signature and in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the Effective Date by their duly authorized representatives.

Venom

By: /s/ James Haney

Name: James Haney

Title: Partner

Volcon, Inc.

By: /s/ John Kim

Name: John Kim Title: CEO

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SCHEDULE 1

PRODUCTS

Venom Golf Carts

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